EXHIBIT 4.1

                            Form of Lock-Up Agreement


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                                LOCK-UP AGEEMENT

To:  THE X-CHANGE CORPORATION

                  The undersigned understands that you have entered into a Plan of Merger with WEBiX Inc., a Florida corporation, which provides for the merger (the "Merger") of WEBiX, Inc. into Popo Agie, Inc., a wholly-owned subsidiary of X-Change Corporation, Inc., a Nevada corporation (the "Company"), and the issuance of shares of common and preferred stock of the Company to the Shareholders of WEBiX Inc.

                  In consideration of the merger transaction and the potential benefits that it will bring to shareholders of the Company and WEBiX Inc, and of other good and valuable consideration the receipt of which is hereby acknowledged, the undersigned hereby agrees not to, during the period commencing on the date hereof and ending 455 days after the date of the closing of the Merger, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock of the Company, or any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which such undersigned has beneficial ownership within the rules and regulations of the SEC (collectively such "Undersigned's Shares").

                  The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a sale or disposition of the Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

                  The foregoing restriction shall not apply to transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Merger.

                  The undersigned is, and, except as contemplated by clause (i) or (ii) above, for the duration of this Lock-Up Agreement will be, the beneficial owner and record holder of such Undersigned's Shares; and the undersigned will not voluntarily allow, create or suffer to exist any liens, encumbrances or claims whatsoever on such Undersigned's Shares. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of such Undersigned's Shares except in compliance with the foregoing restrictions and to the imposition of a legend on such shares referencing or reflecting the restrictions contained in this agreement.

                  This agreement by each of the undersigned shall automatically terminate on the earlier of (a) the date that is the 456th day after the date of the Merger, or (b) February 15, 2002 if the Merger shall not have been consummated by said date.

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                  The undersigned understands that the Company and the parties to the Merger are relying upon this Lock-Up Agreement in proceeding toward consummation of the Merger. The undersigned further understands that this Lock-Up Agreement is irrevocable (except as set forth in the preceding paragraph) and shall be binding upon such undersigned's heirs, legal representatives, successors, and assigns.

Dated as of January 15, 2002

                                               Very truly yours,


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                                                        Signature

                                               Name of Shareholder:
                                               Number of Shares Owned: